EXHIBIT 99.1

Contacts:	Sean Lafleur	Bill Wolff
	Chief Executive Officer	Executive Vice President, CFO
	MakeMusic! Inc	952 906 3640
	slafleur@makemusic.com	bwolff@makemusic.com

MAKEMUSIC! INC.
NAMES WOLFF CHIEF FINANCIAL OFFICER

MINNEAPOLIS — October 20, 2003 — MakeMusic! Inc. (Nasdaq: MMUS), a leader in music education technology, announced today that it has appointed Bill Wolff as Executive Vice President and Chief Financial Officer.

Bill Wolff has more than 20 years of experience in general and financial management positions in software companies. Wolff began his career as a financial analyst at Control Data Corporation. He subsequently held a variety of leadership positions in start-up and growth software companies, including Springboard Software, where he was Controller and CFO and responsible for the company’s public reporting. He later served for eight years as Chief Executive Officer of Open Systems Holdings Corporation, an accounting systems company. For the past six years he has been Chief Executive Officer of CrossUSA, an innovative systems outsourcing company.

“I am delighted to be joining MakeMusic! at this exciting moment in the company’s development,” stated Bill Wolff. “I look forward to contributing to the leadership of the business as it nears achieving positive operating cash flows and prepares for future growth.”

“Bill brings us solid experience in financial leadership and in software operations,” said Sean Lafleur, chairman and chief executive officer. “We expect him to be a strong contributor to our executive team as our operations turn the corner to profitability and harness the potential of our Finale™ and SmartMusic™ music education technologies for long-term growth.”

About MakeMusic! Inc.

MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making music, teaching music and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our growth strategy cash flow, projections, estimates and expectations, the future potential of SmartMusic and the sufficiency of capital to fulfill future needs. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Investors are advised to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.